                                                                  Exhibit 10.142



                            ASSET PURCHASE AGREEMENT

        This ASSET PURCHASE AGREEMENT (this "Agreement") is made as of July 24, 2002, by and among ASSOCIATED SOCIAL RESOURCES, INC., a California corporation with its principal place of business located at 11835 West Olympic Boulevard, Suite 1090 East Tower, Los Angeles, California ("Seller"), the Persons set forth on the Schedule of Stockholders attached hereto (collectively, the "Stockholders" and each, individually, a "Stockholder"), and ASSOCIATED STAFFING RESOURCES, INC., a California corporation which is a wholly owned subsidiary of OptimumCare Corporation with its principal place of business located at 5850 Hannum Avenue, Culver City, California 90230 and assigns ("Buyer"). Seller, the Stockholders and Buyer shall be collectively referred to herein as the "Parties" or individually as a "Party." Certain capitalized terms used herein are defined in Article 11 hereof.

        On the terms and subject to the conditions set forth in this Agreement, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the assets and properties (operating as a going concern) of Seller, excepting only Seller's cash and accounts receivable created up until the last full business day prior to the Closing Date (the "Purchase").

           NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:

        1. PURCHASE AND SALE OF THE BUSINESS

           1.1 Purchase of Assets and Liabilities.

               (a) Purchase of the Assets. On the terms and subject to the conditions contained in this Agreement, at the Closing (as defined below), Seller shall (and the Stockholders shall cause Seller to) sell, convey, assign, transfer and deliver to the Buyer or its assignee(s), free and clear of all Liens, excepted Permitted Liens, by appropriate warranty deeds, warranty bills of sale, assignments and other instruments satisfactory to Buyer and its counsel, all right, title and interest of every kind and nature in the assets and property owned or leased by Seller excepting only Seller's cash and accounts receivable created up until the last full business day prior to the Closing Date (including indirect and other forms of beneficial ownership) as of the Closing whether tangible, intangible, real or personal and wherever located and by whomever possessed, and including all related goodwill, including, without limitation, all of the following assets of Seller (the "Business Assets"):

                   (i) all accounts and notes receivable generated after the last full business day before the Closing Date;

                   (ii) all prepayments, prepaid expenses and all interests in insurance policies (including, without limitation, life insurance policies but specifically excluding any employee benefit plans maintained pursuant to insurance policies);

                   (iii) all equipment, fixtures, leasehold improvements, trade fixtures, computers and related software and documentation, furniture, vehicles, supplies and other tangible personal property;

                   (iv) all office and production supplies, spare parts, other miscellaneous supplies and other tangible property of any kind wherever located;

                   (v) all of the proprietary and intellectual rights (including, without limitation, the Proprietary Rights (as defined in Section
4.12 below)) and all of Seller's other intangible property;

                   (vi) subject to the provisions of Section 2.1(c)(ii) below, all rights under contracts, agreements, licenses, leases (for both real and personal property), and other legally binding arrangements, including, but not limited to, hospital contracts, whether oral or written, (A) that are listed or described on Contract Schedule attached hereto and (B) if not so listed or described, that are otherwise owned or held by Seller (collectively, the "Business Contracts"), and all rights under commitments and orders for services (including professionals, advertising, maintenance and other incidental services) relating to the Business (collectively, the "Purchase Orders" and together with the Business Contracts, the "Contracts"); provided that, rights under the Business Contracts set forth in Clause B above and rights under the Purchase Orders shall be included in the Business Assets if and only if so elected by Buyer (at its sole discretion) at any time;

                   (vii) all rights to receive and retain mail, payments of accounts receivable, and other communications created after the last full business day prior to the Closing Date;

                   (viii) all lists and records pertaining to customers, Employees, suppliers, distributors, personnel and agents and all other books, ledgers, files, documents, Pricing Schedules (as defined below), employee and contractor lists, manuals, correspondence, drawings and specifications, computer programs, software and business records of every kind and nature;

                   (ix) all creative materials (including, without limitation, photographs, films, art work, color separations and the like), recruiting processes, advertising and promotional materials and all other printed or written materials;

                   (x) all claims, refunds, credits, rights of recovery and rights of set-off of every kind and nature which are attributable to events which occur following the Closing;

                   (xi) all real property owned or leased by Seller and all of Seller's rights to buildings and other improvements located on such owned or leased property, and all of Seller's right, title and interest in and to all easements, rights of way and all of Seller's right, title and interest in and to all appurtenances to such owned or leased property; and,

                   (xii) the name "Associated Social Resources" and all goodwill as a going concern of Seller, all goodwill associated with the name and the items in clauses (v) and (viii) above and all other intangible property of Seller, free and clear of all Liens.

               (b) Liabilities. Buyer will not assume or in any way become liable for, and Stockholders shall undertake responsibility for, any of Seller's debts, liabilities or obligations of any nature whatsoever, whether accrued, absolute or contingent, whether known or unknown, whether disclosed or undisclosed, whether due or to become due and whether related to the Business Assets or otherwise, any underestimates of insurance premiums or insurance audit amounts due, which liabilities arose in whole or in part prior to the Closing Date.

           1.2 Purchase Price. The consideration paid by Buyer to Seller for the Business Assets (the "Purchase Price") will be:

               (a) Delivery on the Closing Date of a check in the amount of one hundred fifty thousand dollars ($150,000.00) payable to NABCO Assignments, Ltd. for the purchase of an annuity from Allstate Insurance Company which provide for periodic guaranteed payments of $1,929.64 per month beginning January 15, 2015 for twenty years and a guaranteed payment of $150,000 on December 15, 2034 ("Annuity") together with a Non-Qualified Assignment and Release assigning the Annuity to Seller as payment for the Non-Compete Agreement (as hereinafter defined);

               (b) Fifty thousand dollars ($50,000.00) in immediately available funds payable on August 31, 2003 (the "Hold Back") as payment for the tangible and intangible assets of Seller other than goodwill; and

               (c) Eighty two thousand five hundred dollars ($82,500.00) in contingent payments (the "Earn Out") as payment for the goodwill of Seller, due as follows:

                   (i) $25,000 payable on August 31, 2003 ("First Year Earn Out") contingent upon Net Sales for the first 1-year following the Closing meeting or exceeding $3,010,713.95;

                   (ii) $27,500 payable on August 31, 2004 ("Second Year Earn Out") contingent upon Net Sales for the second 1-year following the Closing meeting or exceeding $3,161,249.65; and

                   (iii) $30,000 payable on August 31, 2005 ("Third Year Earn Out") contingent upon Net Sales for the third 1-year following the Closing meeting or exceeding $3,319,312.13.

For purposes of this Agreement, Net Sales means gross sales less returns and allowances and cash discounts allowed.

           1.3 Closing.

               (a) Subject to the conditions contained in this Agreement, the closing of the transactions contemplated by this Section 1 (the "Closing") will occur at the offices of Oppenheimer Wolff & Donnelly, LLP on July 29, 2002 (the "Closing Date").

               (b) Subject to the conditions contained in this Agreement, the parties agree to consummate the following deliveries on the Closing Date:

                   (i) Buyer will assign the Annuity and pay the Hold Back and Earn Out when due;

                   (ii) There shall be delivered to Buyer, Seller and the Stockholders, as the case may be, the opinions, certificates and other documents and instruments to be delivered under Article 2 hereof; and

                   (iii) Seller shall (and the Stockholders shall cause Seller to) deliver or cause to be delivered to Buyer such appropriately executed instruments of sale, assignment, transfer and conveyance in form and substance reasonably satisfactory to Buyer and its counsel evidencing and effecting the sale and transfer to Buyer of the Business Assets, as set forth on Schedule 1.3.

        2. CONDITIONS TO CLOSING

           2.1 Conditions to Buyer's Obligations at the Closing. The obligation of Buyer to consummate the transactions contemplated by Article 1 of this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

               (a) the representations and warranties set forth in Articles 4 and 5 hereof and all other representations and warranties of Seller and the Stockholders set forth in this Agreement will be true and correct in all material respects at and as of the Closing Date as though then made and, subject to appropriate adjustment for matters that are in whole or in part dependent upon the passage of time, as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties (without taking into account any disclosures made by Seller or the Stockholders to Buyer pursuant to Section 4.22 or Section 5.5 hereof);

               (b) the Stockholders and Seller will have performed and complied in all material respects with all of the covenants and agreements required to be performed by them under this Agreement prior to the Closing;

               (c) Seller shall have obtained consents, approvals and licenses
(i) from all governmental agencies that are required for the consummation of the transactions contemplated hereby or the other agreements contemplated hereby and
(ii) from those third parties required (for the consummation of the transactions contemplated hereby or other agreements contemplated hereby) in order to prevent a breach of, default under or a termination, change in terms or conditions or modification of, any of the Contracts or any other instrument, contract, lease, license or other agreement to which Seller or any of its Subsidiaries are a party;

               (d) no material adverse change shall have occurred since October 31, 2001 in the business, operations or condition, financial or otherwise, of Seller or the Business, and no event shall have occurred since October 31, 2001, which could reasonably be expected to have a material adverse effect on the business, operations or condition, financial or otherwise, of Seller or the Business;

               (e) no suit, action or other proceeding, injunction, final judgment, order or decree relating thereto, will be pending or threatened before any court or any governmental or regulatory body or authority which is reasonably likely to restrain or prohibit the transactions contemplated hereby or to result in material damages in connection with the transactions contemplated hereby or which could have a materially adverse effect on such transactions or the business, financial condition, operating results, assets, operations or business prospects of Seller or the Business; no investigation that could result in any such suit, action or proceeding shall be pending nor threatened and no such judgment, order or decree will have been entered and not subsequently dismissed with prejudice;

               (f) on or prior to the Closing Date, the Stockholders will have delivered to Buyer all of the following:

                   (i) a certificate from the Stockholders in the form set forth in Exhibit D attached hereto, dated the Closing Date, stating that the preconditions specified in Sections 2.1(a)-(e), inclusive, have been satisfied;

                   (ii) a certificate from Seller in the form set forth in Exhibit E attached hereto, dated the Closing Date, stating that the preconditions specified in Sections 2.1(a)-(e), inclusive, have been satisfied;

                   (iii) copies of all lien releases, third party and governmental consents, approvals, licenses, permits and filings to be obtained by Seller in connection with the consummation of the transactions contemplated herein in form reasonably satisfactory to Buyer and its counsel;

                   (iv) certified copies of the resolutions of Seller' board of directors and stockholders or members approving the transactions contemplated by this Agreement;

                   (v) executed employment agreement ("Employment Agreement") between Buyer and Meryl C. Stern which will require Ms. Stern to devote a minimum of 20 and no more than 30 hours per week to the Business, for a 3-year term, automatically extended renewable thereafter on a month-to-month basis unless notice is given by either party to the other party that the agreement will not be extended, with compensation, including any and all benefits to be $102,000 in the first year, $107,000 in the second and $112,000 in the third year and which shall provide for the grant to Ms. Stern of stock options on 100,000 shares of the common stock of OptimumCare Corporation. The stock option will be five (5) year options exercisable at the greater of (i) fifty cents ($0.50) or (ii) market value as of the Closing Date. On the first anniversary of the Closing Date, the stock options will begin vesting in increments of 50,000 every 1-year;

                   (vi) executed non-compete agreement ("Non-Compete Agreement") which shall be effective during the two year period following the termination of the employment of Meryl Stern by Buyer but no longer that the five (5) year period following the Closing covering the territory within a 10-mile radius of any of the clients that have been served by Seller or will be served by Buyer; and

                   (vii) such other documents or instruments as Buyer reasonably requests to effect the transactions contemplated by this Agreement.

               (g) Seller and the Stockholders shall have delivered or cause to be delivered to Buyer such appropriately executed instruments of sale, assignment, transfer and conveyance in form and substance reasonably satisfactory to Buyer and its counsel evidencing and effecting the sale and transfer to Buyer of the Business Assets;

               (h) all proceedings to be taken by Seller and the Stockholders in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to be delivered by Seller and the Stockholders to effect the transactions contemplated hereby reasonably requested by Buyer will be satisfactory in form and substance to Buyer and its counsel.

           Any condition specified in this Section 2.1 may be waived by Buyer; provided that no such waiver will be effective unless it is set forth in a writing executed by Buyer.

           2.2 Conditions to Seller's and Stockholders' Obligations at the Closing. The obligation of Seller and the Stockholders to consummate the transactions contemplated by Section 1 is subject to the satisfaction of the following conditions on or before the Closing Date:

               (a) the representations and warranties set forth in Article 6 hereof will be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties (without taking into account any disclosures made by the Buyer to the Stockholders or Seller pursuant to Section 6.7 hereof);

               (b) Buyer will have performed and complied in all material respects with all of the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

               (c) Buyer shall have obtained consents and approvals (i) from all governmental agencies that are required for the consummation of the transactions contemplated hereby or the other agreements contemplated hereby and (ii) from those third parties required in order to prevent a breach of, default under or a termination, change in terms or conditions or modifications of, any instrument, contract, lease, license or other agreement to which the Buyer or any of its Subsidiaries is a party;

               (d) no suit, action or other proceeding, injunction, final judgment, order or decree relating thereto, will be pending or threatened before any court or any governmental or regulatory body or authority which is reasonably likely to restrain or prohibit the transactions contemplated hereby or to result in material damages in connection with the transactions contemplated hereby or which could have a materially adverse effect on such transactions or the business, financial condition, operating results, assets, operations or business prospects of the Buyer; no investigation that could result in any such suit, action or proceeding shall be pending nor threatened and no such judgment, order or decree will have been entered and not subsequently dismissed with prejudice;

               (e) on or prior to the Closing Date, Buyer will have delivered to Seller all of the following:

                   (i) certificates from Buyer in the form set forth in Exhibit H attached hereto, dated the Closing Date, stating that the preconditions specified in Sections 2.2(a) - (d), inclusive, have been satisfied; and

                   (ii) certified copies of the resolutions of Buyer's board of directors approving the transactions contemplated by this Agreement;

                   (iii) such other documents or instruments as Seller reasonably requests to effect the transactions contemplated hereby;

                   (iv) executed Employment Agreement; and

                   (v) executed Non-Compete Agreement.

               (f) all proceedings to be taken by Buyer in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to be delivered by Buyer to Seller to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Seller and its counsel.

           Any condition specified in this Section 2.2 may be waived by Seller and the Stockholders; provided that no such waiver will be effective unless it is set forth in a writing executed by Seller and the Stockholders.

        3. COVENANTS PRIOR TO CLOSING

           3.1 Affirmative Covenants of Seller and the Stockholders. Prior to the Closing, except as otherwise expressly provided herein, Seller will (and, in the case of clauses (h) and (i) hereof, in addition to Seller, each Stockholder will):

               (a) conduct the Business (including, without limitation, its cash management practices, the collection of receivables, payment of payables and incurrence of capital expenditures) only in the usual and ordinary course of business in accordance with past custom and practice and keep its organization and properties intact, including its present business operations, physical facilities, working conditions and employees and its present contracts and relationships with lessors, licensors and customers);

               (b) use its best efforts to preserve present business relationships with all material customers of Seller, to the extent such relationships are beneficial to the Business;

               (c) maintain its books, accounts and records in accordance with past custom and practice as used in the preparation of the Financial Statements (as defined in Section 4.5);

               (d) maintain in full force and effect the existence of all Proprietary Rights (as defined in Section 4.12);

               (e) encourage Seller's professionals and other employees to continue their employment with Seller before the Closing and with Buyer after the Closing;

               (f) comply with all legal requirements and contractual obligations applicable to the operations of the Business and pay all applicable Taxes;

               (g) promptly inform Buyer in writing of any variances from the representations and warranties contained anywhere in this Agreement or any breach of any covenant hereunder by any of Seller or any Stockholder;

               (h) cooperate with Buyer and use best efforts to cause the conditions to Buyer's obligation to close specified in Section 2.1 above to be satisfied and execute and deliver such further instruments of conveyance and transfer and take such additional action as Buyer may reasonably request to effect, consummate, confirm or evidence the transactions contemplated by this Agreement;

               (i) permit Buyer and its employees, agents, and accounting and legal representatives that have executed confidentiality agreements to have reasonable access, upon reasonable notice, to its books, records, key personnel, independent accountants, legal counsel, facilities, equipment and other things reasonably related to Seller or the Business; and

               (j) use its best efforts to support Buyer's efforts to retain the Business' professionals and customers including, without limitation, requiring its directors, officers and key employees to attend meetings and participate in discussions with Buyer and the Business' customers to retain such customers and professionals.

           3.2 Negative Covenants of Seller and the Stockholders. Prior to the Closing, without Buyer's prior written consent, the Stockholders will not permit Seller to, and Seller will not:

               (a) take any action that would require disclosure under Section
4.7 below;

               (b) redeem or otherwise acquire, any shares of its capital stock, or make any loan or enter into any transaction with or distribute any assets or property to any of its officers, directors, stockholders or Affiliates;

               (c) sell, lease, license or otherwise dispose of any interest in any of the Business Assets, other than sales of its products and other property in the ordinary course of business consistent with past practice, or permit, allow or suffer any of the assets to be subjected to any Lien, other than Permitted Liens;

               (d) terminate or modify any of the Contracts or any other material contract or any government license, permit or other authorization, outside the ordinary course of business;

               (e) enter into any new, or amend any existing, material contracts, agreements or commitments, outside the ordinary course of business;

               (f) institute any material change in the conduct of its business, or any change in its methods of purchase, sale, lease, management, marketing, operation or accounting; or

               (g) take or omit to take any action, outside the ordinary course of business, which could be reasonably anticipated to cause a material adverse change prior to Closing in Seller's or Business's assets or financial condition.

           3.3 Exclusivity. Unless this Agreement is previously terminated by Seller and Stockholders or by Buyer on account of the failure of a material condition or for the default of the other, for thirty (30) days after the execution of this Agreement, neither Seller nor any Stockholder nor any representative of the foregoing Stockholder or Seller shall, directly or indirectly, through any officer, director, employee, agent or otherwise, solicit, initiate or participate in any discussions or negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, any proposal or offer from any Person (including any of such Person's officers, directors, employees, agents or other representatives) relating to any sale, liquidation, dissolution, recapitalization, restructuring or refinancing of Seller or the Business or any acquisition of the issued or unissued capital stock or other securities of Seller or any substantial portion of the Business Assets (including any acquisition structured as a merger, consolidation or share exchange) (each of the foregoing an "Acquisition Proposal"). Seller and the Stockholders represent and warrant that they have terminated all contacts, discussions and negotiations with all third parties regarding any Acquisition Proposal. Seller and the Stockholders will promptly notify Buyer if any Acquisition Proposal, or any inquiry or contact with any Person with respect thereto (whether or not in writing), is made, and will apprise Buyer as to all of the terms and details of such Acquisition Proposal or inquiry or contact.

           3.4 Covenants of Buyer. Prior to the Closing, Buyer will:

               (a) inform Seller in writing of any material variances from the representations and warranties contained in Article 6 hereof or any breach of any covenant hereunder by Buyer; and

               (b) cooperate with Seller and the Stockholders and use best efforts to cause the conditions precedent to Seller's and the Stockholder's obligation to close specified in Section 2.2 above to be satisfied.

        4. REPRESENTATIONS AND WARRANTIES OF WITH RESPECT TO THE COMPANY

           As a material inducement to Buyer to enter into this Agreement, Seller and each of the Stockholders, jointly and severally, hereby represent and warrant that:

           4.1 Organization and Corporate Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California and is qualified to do business and is in good standing in every jurisdiction in which the nature of its business or its ownership of property requires it to be qualified, which jurisdictions are set forth on Schedule 4.1 hereto. Seller has all requisite corporate power and authority and all licenses, permits and authorizations necessary to own and operate its properties and to conduct its business as presently conducted and as proposed to be conducted. The copies of Seller's articles of incorporation and by-laws which have been furnished to Buyer reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete in all respects. Seller has no Subsidiaries.

           4.2 Authorization of Transactions. Seller has all requisite corporate power and authority to deliver this Agreement and to consummate the transactions contemplated hereby. The board of directors and the stockholders of Seller have duly approved this Agreement and have duly authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. No other corporate proceedings on the part of Seller are necessary to approve and authorize the execution and delivery of this Agreement. This Agreement and the other documents contemplated hereby to which Seller is a party have been duly executed and delivered by Seller and constitute the valid and binding agreement of Seller, enforceable against Seller in accordance with its terms.

           4.3 Absence of Conflicts. Except as set forth on Schedule 4.3 hereto, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the sale and transfer of the Business Assets to Buyer) do not and will not (a) conflict with or result in any breach of any of the provisions of, (b) constitute a default under, (c) result in a violation of, (d) give any third party or governmental authority the right to terminate or to accelerate any obligation under, (e) result in the creation of any Lien, security interest, charge or encumbrance upon Seller's capital stock or Business Assets under, or (f) require any authorization, consent, approval, exemption or other action by or notice to or filing with any court or other governmental body under, the provisions of the articles of incorporation or by-laws of Seller or any contract or any other indenture, mortgage, material lease, loan agreement or other material agreement or instrument to which Seller (or the Business) are bound or affected, or any law, statute, rule or regulation or any judgment, order or decree to which Seller (or the Business) are subject.

           4.4 Capitalization. Schedule 4.4 attached hereto accurately sets forth the authorized and outstanding capital stock of Seller and the name and number of shares of capital stock held by each stockholder of Seller. All of the issued and outstanding shares of Seller's capital stock have been duly authorized, are validly issued, fully paid and nonassessable, are not subject to, nor were they issued in violation of, any preemptive rights, and are owned of record by the Stockholders, as fully described on Schedule 4.4. Except for this Agreement and as set forth in the stockholders agreements described on
Schedule 4.4, there are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which Seller or any Stockholder is a party or which are binding upon Seller or any Stockholder providing for the issuance, disposition or acquisition of any of Seller's capital stock or for the sharing of proceeds received in connection with the sale or disposition of any of Seller's capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Seller. There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the capital stock of Seller. Seller is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock.

           4.5 Financial Statements. Seller has furnished Buyer with copies (attached hereto as Schedule 4.5) of its balance sheets as of October 31, 2001, 2000 and 1999 and the related statements of income for the years ended October 31, 2001, 2000 and 1999 (including in all cases the notes thereto, if any). Each of the foregoing financial statements (collectively, the "Financial Statements") is consistent with the books and records of Seller and presents fairly the Business's financial position and results of operations as of and for the periods referred to therein, all in accordance with generally accepted accounting principles ("GAAP"). Seller shall furnish monthly statements of income and cash flow in accordance with GAAP for every month end until the month ending immediately prior to Closing.

           4.6 Absence of Undisclosed Liabilities. Seller and the Business have no obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known, whether due or to become due and regardless of when or by whom asserted) arising out of transactions entered into at or prior to the Closing, or any action or inaction at or prior to the Closing, or any state of facts existing at or prior to the Closing, except (i) obligations under contracts or commitments described on Schedule 4.11 hereto or any other Schedule hereto or under contracts and commitments entered into in the ordinary course of business which are not required to be disclosed thereon (but, in either case, not liabilities for breaches thereof), (ii) liabilities reflected on the balance sheet for the most recent month furnished to Buyer in accordance with Section 4.5 ("Latest Balance Sheet"), (iii) liabilities which have arisen after the date of the Latest Balance Sheet in the ordinary course of business or otherwise in accordance with the terms and conditions of this Agreement (none of which is a liability for breach of contract, breach of warranty, tort or infringement, or a claim, lawsuit or environmental liability), and (iv) liabilities otherwise expressly set forth on Schedule 4.6 hereto.

           4.7 Absence of Certain Developments. Except as: (i) set forth on
Schedule 4.7; (ii) expressly contemplated by this Agreement and (iii) heretofore disclosed to Buyer in writing, since October 31, 2001, Seller, its Subsidiaries and the Business have not:

               (a) suffered a material adverse change in the business, financial condition, operating results, earnings, assets, customer, supplier or employee relations or business condition of Seller or the Business;

               (b) redeemed or purchased, directly or indirectly, any shares of its capital stock;

               (c) borrowed any amount or issued or exchanged any notes or other evidences of any Indebtedness for Borrowed Money or incurred or become subject to any obligations or liabilities (whether absolute or contingent), except current liabilities incurred in the ordinary course of business consistent with past practice and liabilities under contracts entered into in the ordinary course of business consistent with past practice;

               (d) discharged or satisfied any Lien or encumbrance, or paid any obligation or liability, other than liabilities paid in the ordinary course of business, or prepaid any amount of Indebtedness for Borrowed Money, except as set forth on Schedule 4.7(d);

               (e) mortgaged, pledged or subjected to any Lien, charge or any other encumbrance, any portion of its properties or assets, except Liens for current taxes and assessments not yet due and payable;

               (f) sold, leased, assigned or transferred (including, without limitation, transfers to stockholders or any employees or Affiliates of any Stockholder) any tangible assets or Proprietary Rights or other intangible assets, except in the ordinary course of business consistent with past practice, or canceled without fair consideration any debts or claims owing to or held by it, or disclosed any proprietary confidential information to any Person;

               (g) suffered any theft, damage, destruction, casualty loss or other extraordinary loss to its tangible assets exceeding $5,000, whether or not covered by insurance;

               (h) entered into, amended or terminated any material lease, contract, agreement or commitment, or taken any other action or entered into any other transaction other than in the ordinary course of business and in accordance with past custom and practice, or entered into any transaction with any Insider (as defined in Section 4.20 below) other than in the ordinary course of business and in accordance with past custom and practice, or entered into any other transaction, other than in the ordinary course of business and in accordance with past custom and practice, except as set forth on Schedule 4.7(h);

               (i) entered into or renegotiated any employment contract or collective bargaining agreement, written or oral, or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement, confidentiality/nondisclosure and non-competition agreement with Seller prior to the Closing Date;

               (j) changed the employment terms for any employee or agent or made or granted any bonus or any wage, salary or compensation increase to any director, officer, employee or sales representative, group of employees or consultant, other than in the ordinary course of business and in accordance with past custom and practice, except as set forth on Schedule 4.7(j);

               (k) conducted the Business (including, without limitation, pricing, incurrence of capital expenditures, credit practices and maintenance and repair of assets) other than in the ordinary course of business in accordance with past custom and practice;

               (l) made any capital expenditures (or commitments therefore) in excess of $5,000, either individually or in the aggregate;

               (m) made any loans or advances to, or guarantees for the benefit of, any Persons in excess of $5,000; or

               (n) entered into any lease of capital equipment or real estate involving rental in excess of $2,500 per annum.

           4.8 Assets.

               (a) Owned Real Properties. Seller does not and has never owned any U.S. real property and foreign real property.

               (b) Leased Properties. Schedule 4.8 sets forth a list of all of the leases and subleases ("Leases") and each leased and subleased parcel of real property in which Seller has a leasehold and subleasehold interest (the "Leased Real Property"). Each of the Leases is in full force and effect and Seller has a valid and existing leasehold or subleasehold interest under each of the Leases. Seller has delivered to Buyer complete and accurate copies of each of the Leases described in the Schedule 4.8. With respect to each Lease listed on the Schedule 4.8: (i) the Lease is legal, valid, binding, enforceable and in full force and effect; (ii) the Lease will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) neither Seller nor, to the knowledge of Seller and the Stockholders, any other party to the Lease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the Lease; (iv) no party to the Lease has repudiated in writing any provision thereof; (v) there are no disputes, oral agreements, or forbearance programs in effect as to the Lease;
(vi) the Lease has not been modified in any respect, except to the extent that such modifications are disclosed by the documents delivered to Buyer; (vii) Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Lease; and (viii) the Lease is fully assignable to Buyer without the necessity of any consent or Seller shall obtain all necessary consents prior to the Closing.

               (c) Personal Property. Except as set forth on Schedule 4.8, Seller has good and marketable title to, or a valid leasehold interest in, the personal properties and assets, tangible or intangible, used by it, or shown on the Latest Balance Sheet or acquired thereafter, free and clear of all Liens, except for properties and assets disposed of in the ordinary course of business since the date of the Latest Balance Sheet and except for Liens disclosed on the Latest Balance Sheet (including any notes thereto) and Liens for current property taxes not yet due and payable.

               (d) Condition of Assets. Buildings and all material components of all buildings, structures and other improvements included within the Real Property and all of Seller's machinery, equipment and other tangible assets and personal property used by Seller in the conduct of the Business are in good condition and repair, except for ordinary wear and tear not caused by neglect, and are useable in the ordinary course of business.

               (e) Title to Business Assets. Seller owns good and marketable title to, a valid leasehold interest in or license to use all of the Business Assets, free and clear of all Liens, except Permitted Liens. At the Closing, Seller shall (and the Stockholders shall cause Seller to) convey or transfer or cause to be conveyed or transferred to Buyer good and marketable title or license to the Business Assets.

           4.9 Environmental and Safety Matters.

               (a) Except as set forth in Schedule 4.9, Seller, its Subsidiaries and the Business have complied and are in compliance with all Environmental and Safety Requirements (as defined in Section 4.9(i) below).

               (b) Without limiting the generality of the foregoing, Seller (with respect to the Business) have obtained and complied with, and are in compliance with, all permits, licenses and other authorizations that may be required pursuant to Environmental and

Safety Requirements for the occupation of its facilities and the operation of its Business; a list of all such permits, licenses and other authorizations is set forth on Schedule 4.9 attached hereto.

               (c) Seller has not received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental and Safety Requirements or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to Seller or its facilities and arising under Environmental and Safety Requirements.

               (d) Except as set forth on Schedule 4.9, to the best of the good faith knowledge of Seller none of the following exists at any property or facility leased or used by Seller or the Business: (i) underground storage tanks; (ii) asbestos-containing material in any form or condition; (iii) materials or equipment containing polychlorinated biphenyls; or (iv) landfills, surface impoundments, or other disposal areas.

               (e) Seller has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous or biological substance, medical waste, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in violation of applicable law or in a manner that has given or could give rise to liabilities of Seller or the Business, including any liability for corrective action costs, personal injury, property damage, response costs, natural resources damages or attorney fees pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or the Resource Conservation and Recovery Act, as amended ("RCRA"), or any other Environmental and Safety Requirements.

               (f) Except as set forth in Schedule 4.9, no facts, events or conditions relating to the past or present facilities, properties or operations of Seller or the Business will prevent, hinder or limit continued compliance with Environmental and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental and Safety Requirements, including, without limitation, any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

               (g) Neither this Agreement nor the consummation of the transactions that are the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to, or consent of, government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental and Safety Requirements.

               (h) Seller (with respect to the Business) has not, either expressly or by operation of law, assumed or undertaken any liability, including, without limitation, any obligation for corrective or remedial action, of any other Person relating to Environmental and Safety Requirements.

               (i) "Environmental and Safety Requirements" means all applicable federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now in effect.

           4.10 Taxes.

                (a) Seller has filed all Tax Returns (or has filed valid extensions with respect to such Tax Returns) which it is required to file under applicable laws and regulations and all such Tax Returns are complete and correct in all material respects and have been prepared in compliance with all applicable laws and regulations in all material respects; Seller has paid all Taxes due and owing by it (whether or not such Taxes are required to be shown on a Tax Return) and has withheld and paid over to the appropriate taxing authority all Taxes which they are required to withhold from amounts paid or owing to any employee, equity holder, creditor, independent contractor or other third party. Seller, has not waived any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency. Seller has not incurred any liability for Taxes other than in the ordinary course of business. The assessment of any additional Taxes for periods for which Tax Returns has been filed by Seller shall not exceed the recorded liability therefore on the most recent balance sheet of Seller (excluding any amount recorded which is attributable solely to timing differences between book and Tax income). Except as set forth in Schedule 4.10 hereto, no foreign, federal, state or local tax audits or administrative or judicial proceedings are pending or being conducted with respect to Seller, no information related to Tax matters has been requested by any foreign, federal, state or local taxing authority and no written notice indicating an intent to open an audit or other review has been received by Seller from any foreign, federal, state or local taxing authority. Seller is not currently the beneficiary of any extension of time within which to file any Tax Returns; and there are no material unresolved questions or claims concerning Seller's tax liability.

                (b) Seller has not made an election under Code Section 341(f). Seller is not liable for the Taxes of another Person under (a) Treasury Regulation Section 1.1502-6 (or comparable provisions of state, local or foreign law), (b) as a transferee or successor, (c) by contract or indemnity or (d) otherwise. Seller is not a party to any tax sharing agreement or "tax allocation" agreement. Seller has disclosed on its federal income Tax Returns any position taken for which substantial authority (within the meaning of Code
Section 6662(d)(2)(B)(i)) did not exist at the time the return was filed. Seller has not made any payments, are not obligated to make payments or are a party to an agreement that could obligate them to make any payments that would be deductible under Code Section 280G.

                (c) No claim has ever been made by a taxing authority in a jurisdiction where Seller does not file tax returns that Seller is or may be subject to taxes assessed by such jurisdiction.

                (d) There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the Business Assets or any other assets of Seller.

                (e) Except as set forth in Schedule 4.10 hereto, Seller will not be required (i) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment in taxable income for any taxable period (or any portion thereof) or (ii) as a result of any "closing agreement," as described in Code Section 7121 (or any corresponding provision of state, local or foreign income Tax law), to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date.

                (f) Seller has not been a member of an Affiliated Group or filed or been included in a combined, consolidated or unitary income Tax Return, other than one filed by Seller.

           4.11 Contracts and Commitments.

                (a) Except as specifically contemplated by this Agreement or as set forth on any Schedule attached to this Agreement, neither Seller nor any of its Subsidiaries is a party to or bound by, whether written or oral, any (with respect to the Business): (i) collective bargaining agreement or contract with any labor union, whether formal or informal; (ii) contract for the employment of any officer, individual employee or group of employees or other person on a full-time, part-time or consulting basis or any severance agreements; (iii) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien on any of the Business Assets; (iv) agreements with respects to the lending or investing of funds; (v) guaranty of any Indebtedness for Borrowed Money or otherwise, other than endorsements made for collection; (vi) license, sublicense or royalty agreements; (vii) lease or agreement under which Seller is lessee of, or holds or operates, any personal property owned by any other party for which annual rental exceeds $2,500; (viii) lease or agreement under which Seller is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it for which annual rental exceeds $2,500; (ix) contract or group of related contracts with the same party for the purchase or sale of raw materials, commodities, supplies, products or other personal property or for the furnishing or receipt of services which either calls for performance over a period of more than 3-months or involves a sum in excess of $2,500 or which may not be terminable with less than 3-months notice; (x) contract relating to the distribution, marketing or sales of its products or services (including contracts to provide advertising allowances or promotional services) involving more than $2,500; (xi) franchise agreements; (xii) contract which prohibits them from freely engaging in business anywhere in the world; (xiii) agreements, contracts or understandings pursuant to which Seller subcontracts work to third parties; or
(xiv) any other agreement material to Seller or the Business, whether or not entered into in the ordinary course of business.

                (b) Except for this Agreement, any schedule hereof and the transactions contemplated hereby, Seller is not a party to or bound by any agreement, whether written or oral, pertaining to any sale, liquidation, dissolution, recapitalization, restructuring or refinancing of Seller or any acquisition of the issued or unissued capital stock or other securities of Seller or any substantial portion of the Business Assets (including any acquisition structured as a merger, consolidation or share exchange).

                (c) Except as specifically contemplated by this Agreement, or disclosed on Schedule 4.11, (i) no contract or commitment required to be disclosed on Schedule 4.11 has been, to the knowledge of the Stockholders' and Seller, breached or canceled by the other party, (ii) no material customer or supplier has advised Seller in writing that it will stop or decrease the rate of business done with Seller, and (iii) Seller has performed all of the obligations required to be performed by Seller in connection with the contracts or commitments required to be disclosed on Schedule 4.11, and is not in receipt of any written claim of default under any contract or commitment required to be disclosed on the Schedule 4.11.

                (d) Seller has provided Buyer with a true and correct copies of all written contracts which are referred to on Schedule 4.11, together with all amendments, waivers or other changes thereto. Schedule 4.11 also contains a summary description of all material terms of all oral contracts referred to therein.

           4.12 Proprietary Rights.

                (a) "Proprietary Rights" shall mean all patents, patent applications and patent disclosures; all inventions (whether or not patentable and whether or not reduced to practice); all trademarks, service marks, trade dress, trade names and corporate names and all the goodwill associated therewith; all registered and unregistered statutory and common law copyrights; all registrations, applications and renewals for any of the foregoing; and all trade secrets, confidential information, ideas, know-how, technology, research information, drawings, specifications, designs, improvements, technical and computer data, documentation and software, financial business and marketing plans and materials, customer and supplier lists and related information and all the goodwill associated therewith;, and all other proprietary rights.

                (b) Schedule 4.12 hereto contains a complete and accurate list of all patented and registered Proprietary Rights owned by Seller and all pending patent applications and applications for the registration of other Proprietary Rights owned by Seller. Schedule 4.12 also contains a complete and accurate list of all trade names and unregistered trademarks and service marks owned by Seller; all computer software owned and/or used by Seller and all licenses granted by Seller to any third party with respect to Proprietary Rights and all such licenses granted by any third party to Seller. Seller has delivered to Buyer correct and complete copies of all documents embodying such licenses. Except as set forth on Schedule 4.12, (A) Seller owns and possess all rights, title and interest in and to, or has a valid and enforceable written license to use, all of the Proprietary Rights necessary for the operation of the Business as presently conducted; (B) Seller is not in breach of any license or other grant of rights with respect to Proprietary Rights; (C) Seller has received no written notice of any claim by any third party contesting the validity, enforceability, use or ownership of any Proprietary Rights owned or used by Seller; (D) Seller has not received any information as to any infringement or misappropriation by, or conflict with, any third party with respect to the Proprietary Rights of Seller, nor has Seller received any claims alleging infringement or misappropriation, or other conflict with, any Proprietary Rights of any third party; (E) Seller has not infringed, misappropriated or otherwise conflicted with any Proprietary Rights of any third party, nor will continued conduct of the Business as currently conducted or as proposed to be conducted infringe, misappropriate or otherwise conflict with the Proprietary Rights of any third party; and (F) all Proprietary Rights owned or used by Seller immediately prior to the Closing will be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing.

                (c) The Proprietary Rights comprise all of the proprietary or intellectual property rights used in the operation of the Business as currently conducted and as proposed to be conducted. Seller has taken all reasonable actions to maintain and protect the Proprietary Rights which they own and use and will continue to maintain and protect the Proprietary Rights prior to the Closing so as to not adversely affect the validity or enforceability of the Proprietary Rights. To the knowledge of Seller and the Stockholders, the owners of any Proprietary Rights licensed to Seller has taken all necessary actions to maintain and protect the Proprietary Rights which are subject to such licenses. The Proprietary Rights owned or used by Seller immediately prior to the Closing hereunder will be transferred to Buyer for use on identical terms and conditions immediately subsequent to the Closing hereunder.

                (d) Except as disclosed on Schedule 4.12, all of the computer software, computer firmware, computer hardware (whether general or special purpose), and other similar or related items of automated, computerized, and/or software system(s) that are sold, licensed, rendered, or otherwise provided by Seller in the conduct of the Business: (a) will not malfunction, will not cease to function, will not generate incorrect data, and will not produce incorrect results when processing, providing, and/or receiving (i) date-related data into and between the twentieth and twenty-first centuries, and (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries; and (b) will be owned or available for use, as the case may be, by Buyer on identical terms and conditions immediately subsequent to the Closing.

                (e) Stockholders and Seller will turn over to Buyer at Closing all written material and electronically stored data maintained off Seller's premises, which material or data contains financial, proprietary or other sensitive information regarding Seller. Seller and Stockholders will erase from off premise computers all such data after copying same for delivery to Buyer.

           4.13 Litigation; Proceedings. Except as set forth on Schedule 4.13 hereto, there are no material actions, suits, proceedings, orders, claims or investigations pending or, to the knowledge of Seller and Stockholders, threatened against or affecting the Business or Seller, or to which Seller or the Business may be bound or affected, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

           4.14 Brokerage. Except as set forth on Schedule 4.14 hereto, there are no claims for brokerage commissions, finders' fees, investment bankers' fees or similar compensation in connection with the transactions contemplated by this Agreement, based on any arrangement or agreement made by or on behalf of Seller.

           4.15 Governmental Licenses and Permits. Schedule 4.15 hereto contains a complete listing and summary description of all permits, licenses, franchises, certificates, approvals and other authorizations of foreign, federal, state and local governments or authorities or other similar rights owned, possessed or used by the Business and the ownership and use of the Real Property (collectively, the "Licenses"). Except as indicated on Schedule 4.15, Seller owns or possesses (prior to the Closing) and Buyer shall be authorized to own, possess or obtain (after the Closing) all right, title and interest in and to all of the Licenses, and the Licenses constitute all permits, licenses, franchises, certificates, approvals and other authorizations used in the conduct of the Business, providing Buyer complies with all statutes, rules and requirement necessary to effect such authorization. Seller is in compliant in all material respects with the terms and conditions of such Licenses and has received no written notices that they are in violation of any of the terms or conditions of such Licenses. No loss or expiration of any License is pending or, to the knowledge of Seller and the Stockholders, threatened or reasonably foreseeable, other than expiration in accordance with the terms thereof.

           4.16 Employees.

                (a) "Employees" shall mean all current full and part-time professionals and other employees of Seller (with respect to the Business).
Schedule 4.16 hereto sets forth a complete and accurate list of all Employees as of the Closing Date, their permanent classifications, if applicable, their hourly rates of compensation or base salaries, as applicable, and their dates of employment. In addition, to the extent any Employees are on leaves of absence,
Schedule 4.16 shall indicate the nature of each such leave of absence and each such Employee's anticipated date of return to active employment. Schedule 4.16 hereto sets forth a complete and accurate list of all employees, their dates of employment and hours worked during 2001 and for each month to date during 2002.

                (b) No key Employee and no group of professionals or other Employees of the Business has delivered any notice to Seller or the Stockholders of any plans to terminate his, her or their employment with Seller. Seller has complied in all material respects with all applicable laws relating to the employment of labor, including provisions relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes. Except as set forth in Schedule 4.16 hereto, within the past five years, Seller has not experienced any strikes, grievances, unfair labor practices claims or other employee disputes and there are no material labor relations disputes with Employees of Seller nor are such disputes or attempts to organize, to the knowledge of Seller and the Stockholders, being undertaken or threatened.

           4.17 Employee Benefit Plans.

                (a) Schedule 4.17(a) hereto contains an accurate and complete list of (i) each "employee benefit plan" (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) at any time contributed to, maintained or sponsored by Seller, or with respect to which Seller has any liability or potential liability; and (ii) each other retirement, savings, thrift, deferred compensation, severance, stock ownership, stock purchase, stock option, performance, bonus, incentive, vacation or holiday pay, travel, fringe benefit, hospitalization or other medical, disability, life or other insurance, and any other written welfare benefit policy, trust, understanding or arrangement contributed to, maintained or sponsored by any of the Stockholders for the benefit of any present or former employee, officer or director of Seller, or with respect to which Seller has any liability or potential liability. Each item listed on Schedule 4.17(a) is referred to herein as a "Benefit Plan."

                (b) Except as set forth on Schedule 4.17(a) hereto, Schedule 4.17(b) hereto contains an accurate and complete list of each collective bargaining agreement and each other written agreement, arrangement, commitment, understanding, plan, or policy pursuant to the terms of which Seller is now or may in the future be obligated to make any payment or provide any benefits to, with or for the benefit of any current or former employee, officer, director or consultant of Seller (including, without limitation, each employment, compensation, termination or consulting agreement or arrangement). Each item listed on Schedule 4.17(b) is referred to herein as a "Compensation Commitment."

                (c) Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code and each trust which forms a part of any such Benefit Plan (i) has received a determination from the Internal Revenue Service that such Benefit Plan is qualified under Section 401(a) of the Code and that such related trust is exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such determination that could materially adversely affect the qualification of such Benefit Plan or the exemption from taxation of such related trust; and (ii) is in compliance with the requirements of Sections 401(a)(4) and 410(b) of the Code for each plan year of such Benefit Plan commencing on or before the Closing Date.

                (d) Except as set forth on Schedule 4.17(d) hereto, Seller does not currently contribute to, maintain, sponsor or have any liability with respect to any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA) that is subject to Section 302 of ERISA or Section 412 of the Code, and none of the Stockholders has contributed to, maintained or sponsored or has any liability with respect to any such employee pension benefit plan for any time during the six-year period immediately preceding the Closing Date.

                (e) Except as set forth on Schedule 4.17(e) hereto, none of the Benefit Plans or Compensation Commitments obligates Seller to pay any separation, severance, termination or similar benefit solely as a result of any transaction contemplated by this Agreement or solely as a result of a change in control or ownership within the meaning of Section 280G of the Code.

                (f) Except as set forth on Schedule 4.17(f) hereto, (i) each Benefit Plan and any related trust, insurance contract or fund has been maintained, funded and administered in compliance, in all material respects, with its respective terms and the terms of any applicable collective bargaining agreements and in compliance with all applicable laws and regulations, including, but not limited to, ERISA and the Code; (ii) there has been no application for or waiver of the minimum funding standards imposed by Section 412 of the Code with respect to any Benefit Plan, and neither Seller nor any Stockholder is aware of any facts or circumstances that would materially change the funded status of any such Benefit Plan; (iii) no asset of Seller that is to be acquired by the Buyer, directly or indirectly, pursuant to this Agreement is subject to any lien under ERISA or the Code; (iv) Seller has not incurred any liability under Title IV of ERISA (other than for contributions not yet due) or to the Pension Benefit Guaranty Corporation (other than for payment of premiums not yet due); and (v) there are no pending or, to the knowledge of the Stockholders and Seller, threatened actions, suits, investigations or claims with respect to any Benefit Plan or Compensation Commitment (other than routine claims for benefits) which could result in liability to Seller (whether direct or indirect), and neither Seller nor any Stockholder has any knowledge of any facts which could give rise to (or be expected to give rise to) any such actions, suits, investigations or claims.

                (g) Except as set forth on Schedule 4.17(g) hereto, (i) Seller has complied with the health care continuation requirements of Part 6 of Title I of ERISA; and (ii) Seller has no obligation under any Benefit Plan or otherwise to provide health benefits to former employees of Seller or any other person, except as specifically required by Part 6 of Title I of ERISA.

                (h) Except as set forth on Schedule 4.17(h) hereto, (i) Seller has not incurred any liability on account of a "partial withdrawal" or a "complete withdrawal" (within the meaning of Sections 4205 and 4203, respectively, of ERISA) from any Benefit Plan subject to Title IV of ERISA which is a "multiemployer plan" (as such term is defined in Section 3(37) of ERISA) (a "Multiemployer Plan"), no such liability has been asserted, and there are no events or circumstances which could result in any such partial or complete withdrawal; and (ii) Seller is not bound by any contract or agreement or has any obligation or liability described in Section 4204 of ERISA. To the best knowledge of Seller, each Multiemployer Plan complies in form and has been administered in accordance with the requirements of ERISA and, where applicable, the Code; and each Multiemployer Plan is qualified under Section 401(a) of the Code as amended to the date hereof.

                (i) Except as set forth on Schedule 4.17(i), the actions contemplated by this Agreement will not give rise to any liability with respect to any "employee welfare benefit plan" (as such term is defined in Section 3(1) of ERISA) that is a "multiemployer plan" (as such term is defined in Section 3(37) of ERISA).

                (j) Seller does not have any liability with respect to any "employee benefit plan" as defined in Section 3(3) of ERISA) solely by reason of being treated as a single employer under Section 414 of the Code with any other trade, business or entity.

                (k) Except as set forth on Schedule 4.17(k) hereto, Seller does not contribute to, maintain or sponsor or have any liability with respect to any employee benefit plan, agreement or arrangement applicable to employees of Seller located outside the United States (the "Foreign Plans"). Each Foreign Plan set forth on Schedule 4.18(k) is in compliance in all material respects with all laws applicable thereto and the respective requirements of such Foreign Plan's governing documents. There are no actions, suits or claims (other than routine claims for benefits) with respect to any Foreign Plan, and no circumstances exist which could give rise to any such actions, suits or claims.

                (l) With respect to each Benefit Plan and each Compensation Commitment, Seller has provided the Buyer with true, complete and correct copies of (to the extent applicable) (i) all documents pursuant to which the Benefit Plan or Compensation Commitment is maintained, funded and administered, (ii) the most recent annual report (Form 5500 series) filed with the IRS (with applicable attachments), (iii) the most recent financial statement, (iv) the most recent actuarial valuation of benefit obligations, and
(v) the most recent determination letter received from the IRS and the most recent application to the IRS for such determination letter.

           4.18 Insurance. Schedule 4.18 hereto lists and accurately describes each insurance policy maintained by Seller and its Subsidiaries. All of such insurance policies are in full force and effect, and Seller is not in default with respect to its obligations under any such insurance policies. Any premium adjustments on account of periods prior to Closing requiring the payment of additional premiums after Closing is the liability and responsibility of Stockholders and Seller.

           4.19 Officers and Directors. Schedule 4.19 hereto lists all of Seller's officers and directors thereof.

           4.20 Affiliate Transactions. Except as set forth on Schedule 4.20 hereto, no officer, director, stockholder or employee of Seller or any person related by blood or marriage to any such Person in which any such person owns any beneficial interest (collectively, "Insiders"), is a party to any agreement, contract, commitment or transaction with Seller or which pertains to Seller or has any interest in any property, whether real, personal or mixed, or tangible or intangible, relating to Seller or the Business.

           4.21 Compliance with Laws.

                (a) Except as set forth on Schedule 4.21 hereto, Seller and its officers, directors, agents and employees have complied in all material respects with all applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof which affect the business, business practices (including, but not limited to, Seller's sales and distribution of its products and services), the Business Assets or other assets of Seller or to which Seller or the Business may be subject, and no claims, complaints, suits, proceedings, investigations or hearings have been commenced or, to the knowledge of Seller's and the Stockholders, threatened against Seller's alleging a violation of any such laws or regulations.

                (b) Seller has not given or agreed to give any money, gift or similar benefit (other than incidental gifts of articles of nominal value) to any actual or potential customer, supplier, governmental employee, Insider or any other person in a position to assist or hinder Seller in connection with any actual or proposed transaction concerning the Business.

           4.22 Closing Date. All of the representations and warranties contained in this Article 4 and elsewhere in this Agreement and all information delivered in any Schedule, attachment or Exhibit hereto or in any writing delivered to Buyer are true and correct on the date of this Agreement and will be true and correct on the Closing Date, except to the extent that Seller has advised Buyer otherwise in writing prior to the Closing and subject to appropriate adjustment for matters that are in whole or in part dependent upon the passage of time.

        5. REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE STOCKHOLDERS

           As a material inducement to Buyer to enter into this Agreement, each of the Stockholders severally and jointly represent and warrant to Buyer that:

           5.1 Authorization of Transactions. Each Stockholder has all requisite power and authority to enter into this Agreement and the other documents contemplated hereby to which such member or Stockholder is a party, and to perform its obligations hereunder and thereunder. This Agreement and the other documents contemplated hereby to which each Stockholder is a party have been duly executed and delivered by such Stockholder and constitute the valid and binding agreements of such Stockholder, enforceable in accordance with their terms.

           5.2 Absence of Conflicts. Neither the execution and the delivery of this Agreement and the other documents contemplated hereby to which any Stockholder is a party, nor the consummation of the transactions contemplated hereby and thereby, will (a) conflict with, result in a breach of any of the provisions of, (b) constitute a default under, (c) result in the violation of,
(d) give any third party or governmental authority the right to terminate or to accelerate any obligation under, (e) result in the creation of any Lien, security interest or charge or encumbrance upon the Business Assets or Seller's capital stock under, or (f) require any authorization, consent, approval, execution or other action by or notice to any court or other governmental body under, the provisions of any of the Contracts or any other indenture, mortgage, lease, loan agreement or other material agreement or instrument to which such Stockholder is bound or affected, or any statute, regulation, rule, judgment, order, decree or other restriction of any government, governmental agency or court to which such Stockholder is subject. No notice to, filing with or authorization, consent or approval of any government or governmental agency by any Stockholder is necessary for the consummation of the transactions contemplated by this Agreement and the other documents contemplated hereby to which any Stockholder is a party.

           5.3 Shares. The Stockholders, in the aggregate, hold of record and beneficially own all of the issued and outstanding shares of Seller's capital stock, free and clear of Liens or any other restrictions on transfer (other than any restrictions under the Securities Act of 1933, as amended, and state securities laws). No Stockholder is a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of any capital stock of Seller (other than this Agreement and the stockholders agreements set forth on Schedule 4.5). No Stockholder is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of Seller, except the stockholders agreements set forth on Schedule 4.5.

           5.4 Brokerage. Except as set forth on Schedule 4.15 hereto, there are no claims for brokerage commissions, finders' fees, investment bankers' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of any Stockholder.

           5.5 Closing Date. All of the representations and warranties concerning the Stockholders contained in this Article 5 and elsewhere in this Agreement and all information delivered in any Schedule, attachment or Exhibit hereto or in any writing delivered to Buyer are, to the best of the knowledge of the of the Stockholders, true and correct on the date of this

Agreement and will be true and correct on the Closing Date, except to the extent that the Stockholders have advised Buyer otherwise in writing prior to the Closing and subject to appropriate adjustment for matters that are in whole or in part dependent upon the passage of time.

        6. REPRESENTATIONS AND WARRANTIES OF BUYER

           As a material inducement to the Stockholders to enter into this Agreement, Buyer hereby represents and warrants that:

           6.1 Organization and Corporate Power. Buyer is a Corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to enter into this Agreement and the other agreements contemplated hereby and perform its obligations hereunder and thereunder.

           6.2 Authorization. Buyer has all requisite power and authority to deliver this Agreement and to consummate the transactions contemplated hereby to which it is a party. The Board of Directors of Buyer have duly approved this Agreement and have duly authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby to which Buyer is a party. No other proceedings on the part of Buyer are necessary to approve and authorize the execution and delivery of this Agreement. This Agreement and the other documents contemplated hereby to which Buyer is a party have been duly executed and delivered by Buyer and constitute the valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms.

           6.3 No Violation. Buyer is not subject to or obligated under its certificate of organization, its operating agreement, any applicable law, or rule or regulation of any governmental authority, or any agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by its execution, delivery or performance of this Agreement or the other agreements contemplated hereby.

           6.4 Governmental Authorities and Consents. Buyer is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby except any reports required to be filed following the Closing pursuant to the Securities Exchange Act of 1934. No consent, approval or authorization of any governmental or regulatory authority or any other party or Person is required to be obtained by Buyer in connection with its execution, delivery and performance of this Agreement and the other agreements contemplated hereby or the transactions contemplated hereby or thereby.

           6.5 Brokerage. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer except for Buyer's arrangement with Seabury Securities, LLC for which Buyer shall be solely responsible.

           6.6 Litigation. There are no actions, suits, proceedings, orders or investigations pending or, to the best of Buyer's knowledge, threatened against or affecting

Buyer at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect Buyer's performance under this Agreement or the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby.

           6.7 Closing Date. All of the representations and warranties contained in this Article 6 and elsewhere in this Agreement and all information delivered in any Schedule, attachment or Exhibit hereto or in any writing delivered to Seller or the Stockholders are true and correct on the date of this Agreement and will be true and correct on the Closing Date, except to the extent that Buyer has advised the Stockholders otherwise in writing prior to the Closing.

        7. TERMINATION

           7.1 Termination. This Agreement may be terminated at any time prior to the Closing:

               (a) by mutual written consent of Buyer and Seller; and

               (b) by either Buyer, on the one hand, or Seller, on the other, if there has been a material misrepresentation in or substantive breach of the representations and warranties or covenants set forth in this Agreement on the part of the Stockholders or Seller (in the case of Buyer's right to terminate) or Buyer (in the case of Seller's right to terminate) or if events have occurred which have made it impossible to satisfy a material condition precedent to the terminating party's obligation to consummate the transactions contemplated hereby, unless such terminating party's breach of this Agreement has caused such condition to be unsatisfied;

           In the event of termination by Seller or Buyer pursuant to this
Section 7.1, written notice thereof (describing in reasonable detail the basis therefore) shall promptly be delivered to the other party.

           7.2 Effect of Termination. In the event of termination of this Agreement by Seller or the Buyer as provided in Section 7.1, this Agreement will forthwith become void and there will be no liability on the part of any party hereto to any other party hereto or its shareholders, directors or officers in respect thereof, except for the obligations of the parties hereto in Sections 8.2, 9.5 and 9.6, and except that nothing herein will relieve any party from any breach of this Agreement prior to such termination.

        8. SURVIVAL; INDEMNIFICATION

           8.1 Survival. All representations, warranties, covenants and agreements set forth in this Agreement or in any writing delivered in connection with this Agreement will survive the Closing Date and the consummation of the transactions contemplated hereby and will not be affected by any examination made for or on behalf of any Party or the knowledge of any Party's officers, directors, stockholders, employees or agents, or the acceptance of any certificate or opinion.

           8.2 Indemnification.

               (a) Each of the Stockholders and Seller, jointly and severally, agree to indemnify Buyer and (other than the Stockholders or Seller) Buyer's Affiliates, officers, directors, stockholders, employees, agents, representatives, attorneys, successors and permitted assigns (collectively, the "Buyer Parties") and hold each of them harmless against and pay on behalf of or reimburse such Buyer Parties in respect of any loss, liability, demand, claim, legal action, cost, damage, deficiency, tax, penalty, fine or expense, whether or not arising out of third party claims (including, without limitation, reasonable attorneys' fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing) (collectively, "Losses") which any such Buyer Party may suffer or become subject to, as a result of, in connection with, relating or incidental to or by virtue of a breach of any representation, warranty, covenant, or agreement by Seller or the Stockholders.

               (b) Buyer agrees to indemnify Seller and the Stockholders and Seller's Affiliates, officers, directors, stockholders, employees, agents, representatives, successors and permitted assigns (collectively, the "Seller Parties") and hold each of them harmless against and pay on behalf of or reimburse such Seller Parties in respect of any Losses which any such Seller Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of a breach of any representation, warranty, covenant, or agreement by the Buyer in this Agreement.

               (c) If a party hereto seeks indemnification under this Section 8.2, such party (the "Indemnified Party") shall give written notice to the other party (the "Indemnifying Party") of the facts and circumstances giving rise to the claim. In that regard, if any suit, action, claim, liability or obligation shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Section 8.2, the Indemnified Party shall promptly notify the Indemnifying Party of the same in writing, specifying in detail the basis of such claim and the facts pertaining thereto and the Indemnifying Party, if it so elects, shall assume and control the defense thereof (and shall consult with the Indemnified Party with respect thereto), including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all necessary expenses. If the Indemnifying Party elects to assume and control the defense, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (ii) the Indemnifying Party has failed to assume the defense and employ counsel, in which case the fees and expenses of the Indemnified Party's counsel shall be paid by the Indemnifying Party. The Indemnifying Party shall not be liable for any settlement of any such action or proceeding effected without the written consent of the Indemnifying Party, however, if there shall be a final judgment for the plaintiff in any such action, the Indemnifying Party agrees to indemnify and hold harmless the Indemnified Party from and against any loss or liability by reason of such judgment.

               (d) The Indemnifying Party shall pay the Indemnified Party in immediately available funds promptly after the Indemnified Party provides the Indemnifying

Party with written notice of a claim hereunder and the parties reasonably agree that there is a reasonable basis for such claim or a final judgment with respect to the claim entered by a court of competent jurisdiction.

        9. ADDITIONAL AGREEMENTS

           9.1 Press Releases and Announcements. Prior to the Closing Date, press releases related to this Agreement and the transactions contemplated herein, or other announcements to the employees, customers or suppliers of the Business or Seller will be prepared jointly by Seller and Buyer and none will be issued without the mutual approval of Seller and Buyer, except any public disclosure which is required by law or regulation (in which case the disclosure shall be prepared by Buyer). After the Closing Date, no press releases related to this Agreement or the transactions contemplated hereby and the transactions contemplated herein, or other announcements to the employees, customers or suppliers of the Business will be issued without Buyer's consent.

           9.2 Further Transfers.

               (a) Stockholders and Seller shall: (i) execute and deliver such further instruments of conveyance and transfer and take such additional action as Buyer may reasonably request (including assisting Buyer in the collection of receivables) to effect, consummate, confirm or evidence the sale and transfer to Buyer the Business Assets, (ii) execute such documents and take all other actions as may be necessary to assist Buyer in preserving or perfecting its rights in the Business Assets, and (iii) without limiting the foregoing, execute and deliver such further instruments and take such additional actions as Buyer may reasonably request to effect, consummate, confirm or evidence the assumption by Buyer of the Contracts and other agreements, leases, contracts, and other commitments assumed pursuant to Section 1.1(a)(vi). In the event that Seller or any of Stockholders receive any payments, remittances or other amounts (whether in cash or otherwise) in respect of any Business Asset (including, without limitation, in respect of accounts receivable), such recipient shall immediately remit such amounts to Buyer in the identical form received.

               (b) Without limiting the foregoing, to the extent that the assignment by Seller to Buyer of any Contract (as set forth in Section 1.1(a)(vi) above) is not permitted or is prohibited by any Governmental Entity or is not permitted without the consent of or notice to any other party to such Contract, neither this Agreement nor any other agreement contemplated hereunder (including, without limitation, any bill of sale or assumption agreement) shall be deemed to constitute an assignment of any such Contract if such consent or notice is not given or if such assignment otherwise would constitute a breach of, or cause a loss of contractual benefits under, any such Contract, and Seller will take such provisions as to ensure that Buyer shall not assume or be liable for any obligations or liabilities under any such Contract. Seller shall (and the Stockholders shall cause Seller to) use its reasonable efforts to advise Buyer promptly in writing with respect to any such Contract which Seller or any Stockholder knows or has reason to believe will or may not be subject to assignment to Buyer. If any consent or notice with respect to any Contract is not obtained or given, as the case may be, or if such assignment is not permitted irrespective of consent and the Closing hereunder is consummated, Seller shall (and the Stockholders shall cause Seller to) cooperate with Buyer following the Closing Date in any reasonable arrangement designed to provide Buyer with the rights and benefits (subject to the obligations) under any such Contract, including enforcement for the benefit of Buyer of any and all rights of Seller against any other party arising out of any breach or cancellation of any such Contract by such other party and, if requested by Buyer, acting as an agent on behalf of Buyer or as Buyer shall otherwise reasonably require. If by the Closing Date, assignment permission is refused or otherwise not granted by customers which provided more than five percent (5%) of Seller's combined revenue in the year 2001, then Buyer may terminate this Agreement and no Party shall have any ongoing obligations hereunder.

           9.3 Sales and Transfer Taxes, etc. Seller shall pay all Taxes, duties or expenses that may be imposed as a result of the sale and transfer of the Business Assets, and all filing fees that may be required to be paid in connection with the consummation of the transactions contemplated hereby, together with any and all penalties, interest and additions to tax with respect thereto, and Seller, the Stockholders, and Buyer shall cooperate (and the Stockholders shall cause Seller to cooperate) in timely making all filings, returns, reports and forms as may be required to comply with the provisions of such laws. Buyer, Seller and the Stockholders shall also cooperate in providing each other with appropriate resale exemption certifications and other similar tax and fee documentation. Irrespective of the foregoing, any sales taxes due and payable upon the purchase in excess of $1,000 will be paid by Buyer.

           9.4 Transition Assistance. Neither Seller nor the Stockholders will in any manner take any action which is designed, intended, or might be reasonably anticipated to have the effect of discouraging customers, suppliers, lessors, licensors and other business associates from maintaining the same business relationships with Buyer after the date of this Agreement as were maintained with Seller and the Business prior to and at the date of this Agreement.

           9.5 Investigation and Confidentiality.

               (a) Prior to the Closing Date, Buyer may make or cause to be made such investigation of Seller or the Business as it deems necessary or advisable to familiarize itself therewith. Each Stockholder will cause Seller to, and Seller will cause its officers, directors, employees and agents (including attorneys and accountants) (the "Seller's Agents") to, at reasonable times during normal business hours, permit Buyer and its employees, agents, accounting and legal representatives and lenders (and such lenders' audit staff) and their representatives to have full and complete access (with respect to the Business), at all reasonable times, to Seller's facilities and to Seller's books, records, invoices, contracts, leases, personnel, facilities, equipment and other data and information. Each Stockholder will cause Seller to, and Seller will cause Seller's Agents to, at reasonable times during normal business hours, permit Buyer to inspect the facilities and to discuss the affairs, finances and accounts of Seller (with respect to the Business) with the directors, officers, independent accountants, key employees, key customers, key sales representatives and key suppliers of the Business.

               (b) If the transactions contemplated by this Agreement are not consummated, Buyer will use its best efforts to maintain the confidentiality of all information and materials reasonably designated by Seller as confidential, except as required by law or legal process, and Buyer and its representatives will return to Seller originals of and destroy copies of all materials obtained from Seller in connection with the transactions contemplated by this

Agreement. Whether or not the transactions contemplated hereby are consummated, the Stockholders and Seller will use its reasonable best efforts to maintain the confidentiality of all information and materials regarding Buyer and its Affiliates reasonably designated by Buyer as confidential, except as required by law or legal process, and Buyer and its representatives will return to Seller originals of and destroy copies of all materials obtained from Seller in connection with the transactions contemplated by this Agreement. If the transactions contemplated by this Agreement are consummated, each Stockholder and Seller agrees to use their reasonable best efforts to maintain the confidentiality of all proprietary and other non-public information regarding the Business, except as required to file tax returns and as required by law or legal process, and to turn over to Buyer at the Closing all such materials (and all copies thereof) that they have in their possession. In the event of the breach of any of the provisions of this Section 9.5, the non-breaching party, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief (without the posting of bond or other security) in order to enforce or prevent any violations of the provisions hereof.

               (c) In the event that any party reasonably believes after consultation with counsel that it is required by law to disclose any confidential information described in this Section 9.5, the disclosing party will (i) provide the other party with prompt notice before such disclosure in order that such other party may attempt to obtain a protective order or other assurance that confidential treatment will be accorded such confidential information and (ii) cooperate with the other party in attempting to obtain such order or assurance. The provisions of this Section 9.5 shall not apply to any information, documents or materials which are, as shown by appropriate written evidence, in the public domain or, as shown by appropriate written evidence, shall come into the public domain, other than by reason of default by the applicable party bound hereunder or its Affiliates.

           9.6 Expenses. Except as otherwise provided herein, each party shall pay all of its own expenses and fees (including fees and expenses of its legal counsel, investment bankers, or other representatives and consultants and appraisal fees and expenses) incurred in connection with the negotiation of this Agreement and the other agreements contemplated hereby and the performance of its or their obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby.

           9.7 Employee and Related Matters.

               (a) Buyer Employees. As of the Closing Date, Buyer shall offer employment to all Employees of Seller actively employed in the Business as of the Closing Date (the "Business Employees"); provided, however, Buyer shall have no obligation to offer employment to any Employee of Seller who, as of the Closing Date, is absent from active employment with Seller for any reason (including, without limitation, as a result of layoff, leave of absence, illness or injury). The Business Employees who, on or immediately after the Closing Date, become employees of Buyer shall be referred to herein as the "Buyer Employees." Seller and the Stockholders acknowledge that it is possible that not all Business Employees to whom Buyer offers employment pursuant to this Section 9.8(a) shall accept Buyer's offer of employment, and Stockholders and Seller agree that Buyer shall have no liability or obligation whatsoever (including, without limitation, under Section 4980B of the Code or the Worker Adjustment and

Retraining Notification Act) with respect to any Business Employee who is offered employment but who does not become a Buyer Employee. Except as provided in the immediately preceding sentence, Buyer shall not assume any liability whatsoever for, and Seller shall retain, bear and discharge, all liabilities and obligations with respect to all employees and former employees of Seller who do not become Buyer Employees (including, but not limited to, liabilities or obligations under Section 4980B of the Code or the Worker Adjustment and Retraining Notification Act).

               (b) Employee Benefit Plans. The Stockholders and Seller shall be responsible and retain all liability for all liabilities, obligations and commitments relating to: (i) compensation of the Buyer Employees for periods prior to the Closing Date and arising as a result of the transactions contemplated by this Agreement, including, but not limited to, severance compensation and bonus payments; (ii) payments attributable to any accrued and unpaid vacation, holidays and sick days to which Buyer Employees are entitled with respect to all periods of service prior to the Closing Date, under any vacation, holiday, sick day or similar policy or practice of Seller; (iii) any extraordinary liability under any Benefit Plan not fully accrued for or covered by insurance; and (iv) COBRA or state continuation coverage under all Benefit Plans. Business Employees who become Buyer Employees immediately after the Closing Date shall cease participation in all Benefit Plans as of the Closing Date, except where such participation otherwise may be required by law with respect to COBRA or state continuation coverage.

               (c) Workers' Compensation. Buyer shall have no liability whatsoever and Seller shall retain, bear and discharge all liabilities and obligations (whether absolute, contingent or otherwise) relating to workers' compensation claims made by (i) any Buyer Employee filed or presented before the Closing Date, (ii) any Buyer Employee filed or presented after the Closing Date but relating to claims and/or injuries first arising before the Closing Date and
(iii) any employee or former employee of Seller who does not become a Buyer Employee. On or before the Closing Date, Buyer will obtain workers' compensation insurance which will cover the Buyer Employees.

               (d) Mutual Cooperation. Seller shall provide promptly to Buyer, at Buyer's request, any information or copies of personnel records (including, but not limited to, addresses, dates of birth, dates of hire, dependent information and plan loan information) relating to the Buyer Employees or relating to the service of Buyer Employees with Seller (and predecessors of Seller, as applicable) prior to the Closing Date. Seller, the Stockholders and Buyer shall each cooperate with the other and shall provide to the other such documentation, information and assistance as is reasonably necessary to effect the provisions of this Section 9.7

           9.8 Accounts Receivable Collection. In order to assist Seller and Stockholders as well as Buyer in the collection of their respective accounts receivable, Stockholders will work with employees of Buyer to effect an orderly collection of the accounts receivables of Seller ("Old Accounts"), while Buyer similarly collects accounts receivable created on and after the date of Closing ("New Accounts"). The Parties will always attempt to identify the account being paid by receipts and will be governed by any voucher or similar designation by customers as to the identity of the account being paid by each remittance.

               (a) Receipts for payment of Old Accounts shall be deposited in Seller's account.

               (b) Receipts for payment of both Old Accounts and New Accounts shall be deposited in Buyer's account and Buyer shall promptly remit the portion pertaining to the Old Accounts to Seller.

               (c) Receipts for payment of New Accounts shall be deposited in Buyer's account.

               (d) Receipts which do not identify whether they are paying Old Accounts or New Accounts shall be treated as if paying the oldest accounts first.

Seller agrees to provide Buyer with copies of all checks received in payment of Old Accounts and detailed reported of deposits. Should Seller have a collection issue or problem with a customer which remains a customer of Buyer (or its assignee or designee) after Closing, Seller agrees to adjust such matter in the same courteous manner it would have if he was still the owner of the Business. Upon reasonable notice, during normal business hours, Seller shall have the right to inspect the books and records of Buyer with respect to the application of payments received from customer.

           9.9 Change of Corporate Name. Within 120 days following the Closing, Seller will and Stockholders will cause Seller to, change its corporate and other formal names to names that are dissimilar and do not appear to evidence the offer of services in the health care industry. It is the responsibility of Seller and Stockholders to cause the appropriate documents to be filed at their expense at the California State Department of Corporations in order to carry out this obligation.

          9.10 Buy-Back. In the event Buyer decides to sell the Business acquired from Seller in a transaction which does not involve the sale or transfer whether by sale, merger or other means, of any other assets or the assets or securities of any Affiliates of Seller, then Seller shall give Owner the right to purchase the Business for cash in an amount equal to 9.4% of Net Sales payable as follows:

               (a) An amount equal to 5% of Net Sales payable upon closing;

               (b) An amount equal to 1.6% of Net Sales payable thirteen months following the closing;

               (c) An amount equal to 0.9% of Net Sales payable thirteen months following the closing provided Net Sales for the 1st year following the closing are not less than the Net Sales for the twelve month period prior to closing;

               (d) An amount equal to 0.9% of Net Sales payable twenty-five (25) months following the closing provided Net Sales for the 2nd year following the closing have increased by not less than 5% over the Net Sales for the twelve month period prior to closing; and

                (e) An amount equal to 1.0% of Net Sales payable thirty-seven
(37) months following the closing provided Net Sales for the 3rd year following the closing have increased by not less than 10% over the Net Sales for the twelve month period prior to closing.

           9.11 Recision. In the event Buyer files for protection under Chapter 11 of the Bankruptcy Code within ninety-one (91) days following the Closing Date, Seller shall have the right for thirty (30) days following notice of such filing to rescind the transactions contemplated by this Agreement and to terminate the Employment Agreement and Non-Compete Agreement.

       10. MISCELLANEOUS

           10.1 Amendment and Waiver. This Agreement may be amended and any provision of this Agreement may be waived; provided, that any such amendment or waiver will be binding upon a party only if such amendment or waiver is set forth in a writing executed by the Buyer, Seller and the Stockholders. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party under or by reason of this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

           10.2 Notices. All notices, demands and other communications given or delivered under this Agreement will be in writing and will be deemed to have been given when personally received, whether delivered by hand, mailed by first class mail (return receipt requested), delivered by a reputable express courier service or transmitted by facsimile or telecopy. Notices, demands and communications to the Stockholders and Seller and the Buyer will, unless another address is specified in writing, be sent to the addresses indicated below:

           Notices to Seller or any of the Stockholders:

           Associated Social Resources, Inc.
           11835 West Olympic Boulevard
           Suite 1090 East Tower
           Los Angeles, California 90064
           Attention: Chief Executive Officer

           Meryl C. Stern
           11835 West Olympic Boulevard
           Suite 1090 East Tower
           Los Angeles, California 90064

           with a copy to:

           T. Sean Butler
           11835 West Olympic Boulevard
           Suite 1090 East Tower
           Los Angeles, California 90064

           Notices to Buyer:

           Associated Staffing Resources, Inc.
           5850 Hannum Avenue
           Culver City, California 90230
           Attn: Chief Executive Officer

           with a copy to:

           Oppenheimer Wolff & Donnelly, LLP
           840 Newport Center Drive, Suite 700
           Newport Beach, California 92660
           Attn: Karen N. Winnett

           10.3 Binding Agreement; Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by Seller or any Stockholder without the prior written consent of Buyer; provided, however, that Buyer may assign it rights hereunder but not its obligations without the written consent of the Stockholders.

           10.4 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

           10.5 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their collective mutual intent, and no rule of strict construction shall be applied against any person. The term "including" as used herein shall be by way of example and shall not be deemed to constitute a limitation of any term of provision contained herein.

           10.6 Captions and Headings. The captions and headings used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.

           10.7 Entire Agreement. This Agreement and the documents referred to herein and therein contain the entire agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

           10.8 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together will constitute one and the same instrument.

            10.9 Governing Law. The internal laws of the State of California shall govern all questions concerning the construction, validity, interpretation and enforceability of this agreement and the exhibits and schedules hereto, and the performance of the obligations imposed by this agreement, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

            10.10 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties and their respective successors, assigns, personal representatives and heirs any rights or remedies under or by virtue of this Agreement, as permitted hereunder.

        11. CERTAIN DEFINITIONS

            For purposes of this Agreement, the following terms shall have the meanings set forth below:

            "Affiliate" of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, contract or otherwise.

            "Affiliated Group" means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group under state, local or foreign income Tax law) of which Seller is or has been a member.

            "Business" the business currently carried on by Seller which primarily consist of developing, designing, marketing and developing nursing and medical employment services.

            "Code" means the Internal Revenue Code of 1986, as amended.

            "GAAP" means generally accepted accounting principles consistently applied in the United States of America.

            "Governmental Entity" means any foreign or domestic government, agency, governmental department, commission, board, bureau, court, arbitration panel or instrumentality or any state or other political subdivision thereof (whether now or hereafter constituted and/or existing) and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

            "Indebtedness for Borrowed Money" shall mean, with respect to any Person at any date, without duplication: (i) all obligations of such Person for borrowed money or in respect of loans or advances; (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations in respect of letters of credit, whether or not drawn, and bankers' acceptances issued for the account of such Person (except (a) to the extent such obligations have been issued with respect to liabilities reflected on the balance sheet of such Person and (b) to the extent set forth on Indebtedness Schedule); (iv) all capitalized lease liabilities of such Person;
(v) all interest rate protection agreements of such Person (valued on a market quotation basis); (vi) all obligations of such Person secured by a contractual lien; (vii) all guarantees of such Person in connection with any of the foregoing (except to the extent such obligations have been issued with respect to liabilities reflected on the balance sheet of such Person); (viii) all financial penalties imposed, whether or not such penalties have been paid, on Seller as a consequence of a prepayment of outstanding indebtedness made by Seller on the Closing Date; and (ix) all income taxes payable.

            "Liens" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Business, Seller or any Stockholder, any Affiliate of Seller or such Stockholder, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to the Business, Seller or any Stockholder under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person (other than any subordination arising in the ordinary course of business).

            "Permitted Liens" means:

               (i) tax Liens with respect to taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP;

               (ii) deposits or pledges made in connection with, or to secure payment of, utilities or similar services, workers' compensation, unemployment insurance, old age pensions or other social security obligations;

               (iii) interests or title of a lessor under any lease set forth on
               Schedule 4.9;

               (iv) mechanics', materialmen's or contractors' Liens or encumbrances or any similar Lien or restriction arising in the ordinary course of business for amounts not yet due and payable; and

               (v) easements, rights-of-way, restrictions and other similar charges and encumbrances of record not interfering with the ordinary conduct of the Business or materially detracting from the value of the Business Assets.

               "Person" means an individual, a partnership, a corporation, an association, a limited liability Seller, a joint stock Seller, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

               "Pricing Schedules" means current billing rates and pricing to hospitals under contract, whether written or oral.

               "Subsidiary" means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, association or other business entity.

               "Tax" or "Taxes" means any (i) federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing;
(ii) liability of Seller for the payment of any amounts of the type described in clause (i) arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto); and (iii) liability of Seller for the payment of any amounts of the type described in clause (i) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

               [Continued on the following page]

               "Tax Returns" means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements of information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party of the administration of any laws, regulations or administrative requirements relating to any Taxes.

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.



ASSOCIATED STAFFING RESOURCES, INC.

/s/ EDWARD A. JOHNSON
--------------------------------------
By:   Edward A. Johnson
Its:  Chief Executive Officer


STOCKHOLDERS



/s/ MERYL C. STERN
--------------------------------------
MERYL C. STERN


ASSOCIATED SOCIAL RESOURCES, INC.



/s/ MERYL C. STERN
--------------------------------------
By:   Meryl C. Stern
Its:  President